Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Equity Incentive Plan, 2016 Equity Incentive Plan, the 2017 Employee Stock Purchase Plan of Yext, Inc. and the Stock Option Agreements with JJ Direct, LLC, SV Angel II-Q, L.P. and Michael Walrath of our report dated March 17, 2017, with respect to the consolidated financial statements of Yext, Inc. as of January 31, 2017 and 2016 and for each of the three years in the period ended January 31, 2017 included in its Registration Statement on Form S-1, as amended (File No. 333-216642)and related Prospectus filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, NY

April 12, 2017